EXHIBIT 99.1

Marshall Larsen, former Chairman, President and CEO of Goodrich Corporation, joins

United Technologies Corp. Board of Directors

HARTFORD, Conn., Sept. 12, 2012 – Marshall Larsen, the former Chairman, President and Chief Executive Officer of Goodrich Corporation, was elected today to the United Technologies Corp. (NYSE: UTX) Board of Directors. He joins 12 other board members, 11 of whom are independent.

Larsen, 64, joined Goodrich Corporation in 1977 and held a variety of leadership roles during his career. He served as Chairman, President and Chief Executive Officer from 2003 until July 2012, when the company was acquired by UTC.

“Marshall’s global business experience and remarkable record of accomplishment while leading Goodrich make him a valuable addition to UTC’s Board of Directors,” said UTC Chairman & Chief Executive Officer Louis Chênevert.

Larsen is a former chairman of the U.S. Aerospace Industries Association and also a former member of its Board of Governors. He serves as a director of Lowe’s Companies Inc.; Becton, Dickinson and Company; and the Federal Reserve Bank of Richmond. Larsen holds a Bachelor of Science degree in engineering from the United States Military Academy and a Master of Science degree from Purdue University.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries.

UTC-IR

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